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                                                                    EXHIBIT 23.5

                         CONSENT OF INDEPENDENT AUDITORS


Educational Medical, Inc.
1327 Northmeadow Parkway, Suite 132
Roswell, GA  30076


         We consent to the reference to our firm under the caption "Experts" and to the use of our report with respect to the combined financial statements of San Antonio College of Medical and Dental Assistants, Inc. and Careers of Texas
- El Paso, Inc. dated March 12, 1996, except for Note 1, as to which the date is August 2, 1996, in the Registration Statement on Form S-3 of Educational Medical, Inc. for the registration of 151,900 shares of its Common Stock.



                                           /s/ Tsakopulos Brown Schott & Anchors
                                               TSAKOPULOS BROWN SCHOTT & ANCHORS


San Antonio, Texas
March 9, 1998